Exhibit 99.1

Petrogress Announces Exclusive Distribution Agreement with Dana Lubes

Exclusive Distribution Agreement Spans West African Countries

PIRAEUS, GREECE, March 6, 2019 -- Petrogress, Inc. (OTC:PGAS) announces that its Petrogress Int’l, LLC (“PIL”) subsidiary has entered into an Exclusive Distribution Agreement with Dana Lubricants Factory LLC (“Dana Lubes”), a United Arab Emirates based lubricant oil manufacturer. The agreement designates PIL as the exclusive agent for distribution of products manufactured and branded by Dana Lubes throughout western Africa.

“We are pleased to add Dana Lubes lubricant oils to our line of products offered through our distribution operations in western Africa. Petrogress is committed to expanding our product offerings with trusted brands to cater to discerning consumers,” stated Petrogress Chief Executive Officer Christos P. Traios.

About Petrogress, Inc.

Petrogress, Inc. owns and operates a fleet of tankers from its base in the historic Port of Piraeus through a series of Marshall Islands subsidiaries.  Its principal and Chief Executive Officer, Christos P. Traios, has over 25 years of experience in operating and managing shipping operations from Greece.  Currently, the Company’s ships trade off the coast of West Africa, transporting crude oil, distillates and refined products.  The Company also operates service and shipping facilities at the Port of Limassol in Cyprus and the Port of Tema, Greater Accra, in Ghana.  It is actively seeking expansion opportunities, including in operating and developing natural gas production and transmission facilities along with LNG processing in the U.S., refinery operations in north and West Africa, and the transport and sales of LNG in Europe. For more information, visit www.PetrogressInc.com

About PIL

Petrogress Int’l, LLC is a Delaware limited liability company and wholly owned subsidiary of Petrogress, Inc. PIL is an oil and gas trading company, experienced in international crude oil sales and maritime logistics services, with operations in the USA, Greece, Cyprus, Libya and West Africa.

About Dana Lubes

DANA Lubricants Factory LLC is a United Arab Emirates based lubricant oil manufacturer headquartered in Dubai. Established in 2002, Dana Lubes is part of the well-known industrial conglomerate DANA GROUP based in Dubai, UAE (www.danagroups.com). Dana Lubes maintains manufacturing facilities in Ajman, UAE and exports products to more than 60 countries worldwide including countries in Europe, Asia, Africa, South & Central America, Australia and GCC (Arab Countries). For more information, visit www.danalubes.com

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in Petrogress ' reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents Petrogress’ estimates as of the date of the press release, and subsequent events and developments may cause Petrogress’ estimates to change. Petrogress specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Petrogress’ estimates of its future financial performance as of any date subsequent to the date of this press release.

Company Contact
www.PetrogressInc.com
Piraeus: +30 (210) 418 3604